Exhibit 99.1

Industrial Services of America, Inc.

Announces Warm Idle of Company’s Auto Shredder

LOUISVILLE, KY (May 13, 2015) — Industrial Services of America, Inc. (NASDAQ: IDSA), a company that buys, processes and markets ferrous and non-ferrous metals and other recyclable commodities, and offers waste management programs and equipment to commercial customers, today announced the warm idle of the Company’s auto shredder.  ISA’s shredder is located in Louisville, KY and will be warm idled effective immediately.

This action is in response to current market conditions, primarily related to ferrous price volatility and lower ferrous volumes.  Management will continue to monitor and analyze market conditions and to review the Company’s long-term options for its shredder and related downstream processing operation.

The Company’s shredder operation, which includes the downstream processing activities, had an operating loss in 2014.  As noted above, the ferrous market has come under increased pressures during 2015.  Management does not anticipate the cash costs of idling, including severance costs, to exceed $200,000.

The Company will be evaluating spot utilization of the shredder as a boutique shredding process for specialty items, which will provide strong potential benefit for suppliers, consumers and ISA to maximize margin, profitability and opportunities.  The Company also plans to focus energies and resources on its non-shredder business units, all of which had improved operating results in 2014 compared to 2013.  These units are its metal recycling operations, its equipment rental and waste services units and its auto parts business.

Further, the Company intends to focus management resources on its fundamental ferrous business, which includes a high production shear and baler.  These capabilities will allow ISA to offer alternative homes to scrap customers that many shredders are unable to provide.

“Management continues to work diligently to reposition ISA,” said Sean Garber, President of ISA.  He continued, “Although the ferrous market volatility has presented significant challenges, management is optimistic that the warm idling of our auto shredder will allow the company to improve operating results, while also positioning the Company to implement and execute on its growth strategy.”

Todd Phillips, Chief Financial Officer, added, “This move will allow us to focus on our operations that generate positive cash flow, which is a critical step as we position the Company for financial stability and future growth opportunities.”

ISA’s SEC filings are available for review at the Securities and Exchange Commission web site at http://www.sec.gov/edgar/searchedgar/companysearch.html.

About ISA

Headquartered in Louisville, Kentucky, Industrial Services of America, Inc., is a publicly traded company that buys, processes and markets ferrous and non-ferrous metals and other recyclable commodities, and offers waste management programs and equipment to commercial customers. More information about ISA is available at www.isa-inc.com.

This news release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ from predicted results.  Specific risks include fluctuations in the price of recycled materials; varying demand for waste managing systems, equipment and services; competitive pressures in waste managing systems and equipment; competitive pressures in the waste managing business; the ability of the Company to resolve issues related to current defaults under its indebtedness with its lenders on terms and conditions satisfactory to the Company; the Company’s ability to fund its working capital needs and capital expenditures; the ability of the Company to execute its growth strategy successfully; the ability of the Company to identify acquisition candidates and successfully integrate acquired operations including obtaining synergies, integration objectives and anticipated timelines; and loss of customers. For a more complete discussion regarding these and other factors which could affect the Company’s financial performance, refer to the Company’s various filings with the Securities and Exchange Commission, including its filing on Form 10-K for the year ended December 31, 2014, in particular information under the heading “Risk Factors.”  ISA undertakes no obligation to publicly release the results of any revisions to the forward-looking statements.

Contact: Todd L. Phillips, Chief Financial Officer, 502-214-7234, tphillips@isa-inc.com.